EXHIBIT 3.1E

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                          HERTZ TECHNOLOGY GROUP, INC.

      Hertz Technology Group, Inc. (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      1. The name of the corporation is Hertz Technology Group, Inc.

      2. The certificate of incorporation of the corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

            "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 6,000,000. The par value of each of such shares is $.001. All such shares are of one class and are shares of Common Stock."

      3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed on this 20th day of March, 2000.


                                      /s/  Eli E. Hertz
                                      ------------------------------------------
                                      Eli E. Hertz, Chairman, President & C.E.O.